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                                                                 Exhibit 5.1

                 FORM OF OPINION OF KIRKPATRICK & LOCKHART LLP
            AS TO LEGALITY OF THE SHARES OF COMMON STOCK, PAR VALUE
         $5.00 PER SHARE, OF BT FINANCIAL CORPORATION BEING REGISTERED.

                                April ___, 1996

BT Financial Corporation
BT Financial Plaza
551 Main Street
Johnstown, Pennsylvania 15901


                Re: Legality of Shares
                    ------------------

Gentlemen:




        We have acted as counsel for BT Financial Corporation, a Pennsylvania corporation, in connection with the proposed issuance of up to 212,000 shares (the "Shares") of common stock, par value $5.00 per share, of BT Financial pursuant to an Agreement and Plan of Reorganization dated as of October 24, 1995, as amended by The First Amendment to Agreement and Plan of Reorganization dated March 27, 1996 (the "Merger Agreement") by and among BT Financial, Johnstown Bank and Trust Company, a Pennsylvania bank and trust company and a wholly owned subsidiary of BT Financial, and The Armstrong County Trust Company, a Pennsylvania bank and trust company. As such counsel, we have also acted on behalf of BT Financial in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission for the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of that proposed issuance. We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Act for filing as Exhibit 5.1 to the Registration Statement.


        In preparing this opinion, we have examined (i) the Registration Statement, (ii) the Merger Agreement, (iii) the Articles of Incorporation and By-Laws of BT Financial, as amended to date, (iv) certain resolutions adopted by the Board of Directors of BT Financial on February 22, 1995 and (v) such other public and corporate documents, certificates, instruments, corporate records, legal opinions, statutes, decisions and questions of law as we deemed necessary or appropriate to enable


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us to express an informed opinion on the matter hereinafter set forth.

        In rendering an opinion on the matter hereinafter set forth, we have assumed the authenticity of all original documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed copies or photocopies thereof and the genuineness of all signatures and the due authority of all persons executing such documents and the due authorization, execution and delivery of such documents.

        We are opining herein only as to the effect on the subject transactions of the laws of the Commonwealth of Pennsylvania (excluding conflicts of laws rules) and the laws of the United States of America, all as in effect on the date hereof. Accordingly, we are not opining on, and we assume no responsibility as to, the applicability to or effect on any of the matters covered herein of the laws of any other jurisdiction.

        On the basis of and subject to the foregoing, we are pleased to advise you that in our opinion the Shares have been duly authorized for issuance and sale in the manner referred to in the Registration Statement and, when issued and delivered by BT Financial pursuant to the Merger Agreement, will be validly issued, fully paid and non-assessable.

        This opinion is rendered as of the date hereof, and we have not undertaken to supplement this opinion with respect to factual matters or changes in the law which hereafter occur.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Proxy
Statement/Prospectus that is part of the Registration Statement.

                                        Yours truly,